Exhibit 99.1

WARPSPEED TAXI INC.

2661 Rosanna Street

Las Vegas NV 89117

Telephone: (269) 692-9418

Email: info@warpspeedtaxi.com

May 1, 2023

Dennis Campbell

PGC Investments, LLC

13800 US HWY 19 N

Clearwater Fl 33786

Dear Sir:

Re:	Binding Letter of Intent – WarpSpeed Taxi and Call-A-Ride

This letter, when countersigned by you, will serve to confirm the preliminary agreement (the “Agreement”) between WarpSpeed Taxi Inc. (“WarpSpeed”) and PGC Investments, LLC (“PGC Investments”) and to serve as a basis for a more formal agreement that will contain additional material terms and conditions that are consistent with the terms of this Agreement.

The terms and conditions of our Agreement are as follows:

1.	PGC Investments is the owner of a majority interest and controling voting rights in the corporation that owns the assets comprising the Call-A-Ride ride-hailing and delivery business (the “Assets”) and has full right and authority to enter into this Agreement effect the transactions that are contemplated in this Agreement. PGC Investments represents and warrants to WarpSpeed that it has fully developed and beta tested the Assets and that the Assets comprise everything that is necessary in order to operate the intended ride-hailing and delivery business, subject to the budgetary requirements detailed in the attachment described in paragraph 10 below.

2.	WarpSpeed and PGC Investments hereby agree to form a joint venture corporation (the “Company”) for the purpose of operating and developing a ride-hailing and delivery business that may utilize the Assets world-wide as applicable. The Company will be formed as a Florida corporation with WarpSpeed and PGC Investments each having a 50% initial equity interest in the Company.

3.	WarpSpeed Taxi and PGC Investments will each nominate a Company director and an officer with Dennis Campbell being PGC Investments’ nominee who will act as the CEO of the Company. Dennis Campbell shall be retained as the CEO/President under an executive employee contract as attached.

4.	The Company shall open two bank accounts: a “general” account and an “operating” account. The directors of the Company shall be the signatories for the general account with both required to authorize all payments from the account. There shall only be one signatory required on the operating account, which shall be PGC Investments’ nominee.

5.	All Company revenues and incoming funds will be deposited into the general account. The Board of Directors of the Company which is comprised of two directors, one selected from PGC Investments and one selected from Warpspeed will agree upon a monthly expense budget amount and transfer it to the operating account. Prior to the Company transferring additional funds to the operating account each month, its directors will review the expenditures from the operating account to ensure that all disbursements from the account are acceptable.

6.	With WarpSpeed being a publicly traded company, the Company will allow WarpSpeed’s auditor to conduct an annual audit of its finances, as well as quarterly reviews.

7.	Each party will nominate an accounting person to maintain the Company accounts and shall have access to all of the Company records upon request. WarpSpeed Taxi has such a person on staff and will pay the accountant’s salary PGC Investments will hire the Company’s accounting staff with the salaries being paid by the Company.

8.	In consideration of its 50% interest in the Company, PGC Investments will cause the transfer of all Assets, including, without limitation, software, hardware, intellectual property rights, and contractual rights with drivers and customers, to the Company, which shall be documented with a formal bill of sale. PGC Investments can form a holding company for its 50% interest in the Company or make any other arrangements so that any outstanding current debt of PGC Investments is owed by the holding company.

9.	WarpSpeed Taxi will create a funding instrument to raise a minimum of $1.5 million (exclusive of any financing fees) in consideration of its 50% interest in the Company. WarpSpeed shall also be responsible for the fees of Bill Stern and Gary Kummer that become due and owing in connection with this financing.

10.	Attached, and forming part of this Agreement, is the budget spreadsheet for the first year of Company operations as represented by PGC Investments. PGC Investments will provide a detailed breakdown of each expenditure listed.

If this binding letter of intent properly reflects our discussions to date, please indicate by signing in the space provided below and returning a copy to us.

Yours truly,

WARPSPEED TAXI INC.

Per: /s/ Daniel Okelo

DANIEL OKELO
President	Agreed and accepted by:

/s/ Dennis Campbell
Dennis Campbell
PGC Investments, LLC